UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-A/A (Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	94-3263530
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
255 Fourier Avenue Fremont, California	94539
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: None
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated December 31, 2002 (the "Original Form 8-A"), by Centillium Communications, Inc., a Delaware corporation (the "Company"), relating to the rights distributed to the stockholders of the Company in connection with the Preferred Stock Rights Agreement, dated as of December 30, 2002 (the "Rights Agreement"), between the Company and Mellon Investor Services LLC, as Rights Agent (the "Rights Agent"). The Original Form 8-A is incorporated herein by reference.

On July 9, 2008, the Company and the Rights Agent entered into an Amendment ("Amendment") to the Rights Agreement.

Concurrent with the Amendment, the Company entered into an Agreement and Plan of Merger dated July 9, 2008 (the "Merger Agreement"), among the Company, TranSwitch Corporation ("Parent"), and two wholly owned subsidiaries of Parent. The Company entered into the Amendment to: (i) render the Rights Agreement inapplicable to the Merger Agreement, the Merger (as defined in the Merger Agreement), and the other transactions contemplated by the Merger Agreement, (ii) ensure that (a) none of Parent or any other affiliate of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement by reason of the Merger, the execution of the Merger Agreement or any other transaction contemplated by the Merger Agreement and (b) none of a Distribution Date, a Shares Acquisition Date or a Triggering Event (each as defined in the Rights Agreement) will occur, in the case of clauses (a) and (b), by reason of the execution of the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (c) provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

The Company will file the Merger Agreement as an exhibit to a Form 8-K to be filed on the date hereof. The Rights Agreement is filed as Exhibit 4.1 to the Original Form 8-A, and incorporated by reference as Exhibit 4.1 to this amendment to the Original Form 8-A. The Amendment is filed as Exhibit 4.2 to this amendment to the Original Form 8-A and is incorporated herein by reference.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

4.1 Preferred Stock Rights Agreement, dated December 30, 2002, by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company's registration statement filed on Form 8-A on December 31, 2002).

4.2 Amendment to Preferred Stock Rights Agreement, dated July 9, 2008, by and between the Company and Mellon Investor Services LLC.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 10, 2008

Centillium Communications, Inc.

By:	/s/ Linda Reddick

Linda Reddick
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1

Preferred Stock Rights Agreement, dated December 30, 2002, by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company's registration statement filed on Form 8-A on December 31, 2002).

4.2	Amendment to Preferred Stock Rights Agreement, dated July 9, 2008, by and between the Company and Mellon Investor Services LLC. Also provided in PDF format as a courtesy.